Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.0001 par value per share, of White River Energy Corp, a Nevada corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 6, 2023

THE MAY FAMILY FOUNDATION

/s/ Randy S. May
Randy S. May	By:	/s/ Elizabeth Boyce
	Name:	Elizabeth Boyce
	Title:	Director

/s/ Elizabeth Boyce
Elizabeth Boyce